Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

AAIIE — Q1 2004 aaiPharma Earnings Conference Call

Event Date/Time: Jun. 25. 2004 / 8:30AM ET
Event Duration: N/A

FINAL TRANSCRIPT

AAIIE — Q1 2004 aaiPharma Earnings Conference Call

CORPORATE PARTICIPANTS

Jimmy Sloan
aaiPharma Inc. — SVP Corporate Finance

Fred Sancilio
aaiPharma Inc. — Chairman and CEO

John Hogan
aaiPharma Inc. — CAO

Tim Wright
aaiPharma Inc. — President, Pharmaceutical Products

Vijay Aggarwal
aaiPharma Inc. — President, R&D

CONFERENCE CALL PARTICIPANTS

Tim Chiang
Natexis Bleichroeder — Analyst

Dave Windley
Jefferies & Co. — Analyst

David Maris
Banc of America Securities — Analyst

Mike Krensavage
Raymond James & Associates — Analyst

Elliot Wilbur
CIBC World Markets — Analyst

Chris Leonard
Chesapeake Partners — Analyst

Don Ellis
Thomas Weisel Partners — Analyst

Mohsin Gadit
RBC Capital Markets — Analyst

Ammon Adams
CRT Capital Markets — Analyst

Jeff Miluski
Tribeca Investments — Analyst

Ray Garson
UBS — Analyst

Miles Highsmith
Wachovia Securities — Analyst

PRESENTATION

Operator

     Good day, everyone, and welcome to the aaiPharma Incorporated first-quarter earnings conference call. This conference is being recorded. At this time, I would like to turn the conference over to the Senior Vice President Corporate Finance, Mr. Jimmy Sloan. Please go ahead, sir.

     Jimmy Sloan - aaiPharma Inc. — SVP Corporate Finance

     Good morning, and thank you all for joining us. Before we begin, please bear with me as I provide the requisite Safe Harbor disclaimer. Statements in this discussion concerning the company’s business outlook or future economic performance, product developments, anticipated profitability, revenues, expenses, earnings, or other financial items, and statements concerning assumptions made or expectations as to any future events, conditions, performance, or other matters are forward-looking statements as that term is defined under federal securities laws.

Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the implementation of enhanced internal controls, dependency (ph) and outcome of governmental investigations and pending litigation, the NASDAQ delisting process, the ability of the company to meet its liquidity needs, develop successful new products, and execute its product and licensing commercialization strategy, and other components of its business plan, including marketing of services to other companies and the focus of product marketing and sales efforts on hospitals and pain management centers, changes in pricing or other actions by competitors, and general economic conditions.

For more information on these and other factors that may affect our results, please refer to our annual report on Form 10-K for 2003, filed with the SEC on June 15, 2004, and exhibits to that report; our amended quarterly reports on Form 10-Q filed with the SEC on June 24; our Form 10-Q filed for the first quarter of 2004 on June 25, 2004; and other periodic filings with the SEC.

Today’s discussion will be led by Fred Sancilio, our Chairman and CEO, and John Hogan, our Chief Accounting Officer. We plan to allow time for questions and answers, following their prepared remarks. In addition, Tim Wright, President of our Pharmaceuticals Division; Vijay Aggarwal, President of our Development Services and R&D; Greg Rayburn, interim COO; and Al Cavagnaro, Corporate Secretary, will be available for Q&A. We have approximately an hour for today’s discussion, so

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

now I would like to introduce our Chairman and CEO Fred Sancilio.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Thinks, Jimmy, and thank you all for joining me this morning for this call. As you know, yesterday we filed our amended Form 10-Q’s for the first three quarters of 2003, which contain restated financial information. Earlier this month, we filed our 10-Q for the first quarter of 2004, early this morning. This follows the filing last week of our Form 10-K, which restated our financial results for 2002 and adjusted the financial information for the full year of 2003 that we had just previously reported in our February 5 press release.

The events of 2003 that led to these restatements have presented several challenges to the company in 2004. This morning we will describe these challenges as well as how we have dealt with them to date and how we will deal with them for the remainder of 2004. With these filings, we’re up-to-date with our SEC periodic reporting requirements. This is a critical step for our company as we work our way through the balance of what is a transitional year for us in 2004.

As you will see, we have taken measures, including securing senior credit facilities and implementing aggressive cost reductions, to manage our liquidity and ongoing cash flow requirements. In addition, our goal is to methodically reduce the level of wholesaler inventories of all our pharmaceutical products. We will remain focused on managing liquidity for the balance of 2004 to set the stage for a return to normalcy in operations in 2005.

Since this is our first conference call in some time, we have a lot we would like to cover with all of you today. I’m going to ask John Hogan, our Chief Accounting Officer, to start off by reviewing the first quarter of 2004 financials in depth for you. Then I will briefly return and review the material changes to 2002 and 2003 that we discussed in last week’s press release. In addition, I want to review some of the safeguards we have adopted to help prevent a recurrence of the problems we have experienced and discuss the company’s strategic direction and priorities as we move forward. Then we will open the call for questions. Now, let’s turn to John for a review.

     John Hogan - aaiPharma Inc. — CAO

     Thank you, Fred, and good morning. Let me begin by mentioning that all references to 2003 information are to our restated financial statements. The company reported a loss per share of $1.74 for the quarter compared to a loss of 9 cents per share for the comparable quarter of 2003. Net revenues were $54.2 million as compared to $49 million a year ago, an increase of almost 11 percent.

Our development services division posted net revenues of 21 percent, to $24.4 million as compared with $20.2 million a year ago. This increase is due to broad-based growth in all service lines and strong performances in our analytical and clinical development operations.

Net revenues from our pharmaceutical product business in the quarter were essentially flat at approximately $25 million. Product sales in the quarter were negatively impacted by declining sales of our Darvon/Darvocet and Brethine product lines, due primarily to the excess amount of these products in the channel. Partially offsetting these decreases were contributions from Roxicodone and Oramorph SR, which we acquired in December of last year.

We posted an operating loss for the quarter of $43.9 million, compared to operating income of $1.6 million last year. This was primarily a result of the $31 million expense we booked in the first quarter related to a contingent payment that became due on our M.V.I. product line as well as substantially higher selling, general, and administrative expenses.

On April 26, 2004, we sold our M.V.I. productline to Mayne Pharma. Consideration received by us at closing was $94.2 million, which was net of certain escrowed amounts. This will result in a second-quarter gain of approximately $37 million, more than offsetting the first-quarter expense of $31 million related to the contingent payment.

As background, we acquired M.V.I. from AstraZeneca in 2001. The acquisition agreement included a potential contingent payment depending on the status of reformulation activity being carried out by AstraZeneca and FDA approval of the reformulation. These conditions were satisfied in the first quarter of this year, which fixed the payment at $31.5 million. This obligation was recorded as a liability on our balance sheet and expensed on our income statement in the first quarter of 2004.

We were precluded from recognizing this obligation as additional purchase price due to an amendment to the original purchase agreement we signed in July 2003. Originally due in August 2004, the payment was discounted to approximately $31 million as a result of early payment in April 2004, as part of the M.V.I. sale transaction to Mayne Pharma.

Selling expenses were up $5.3 million in the first quarter. $3.6 million of this increase relates to payments to Athlon Pharmaceuticals for the sales force Athlon was to provide under a contract that we recently terminated. As we have previously disclosed, we are engaged in litigation with Athlon Pharmaceuticals over this contract and cannot comment any further on this or any pending litigation for obvious reasons.

General and administrative expenses were also up, primarily due to the following factors. We incurred $3.2 million in expenses for

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

professional fees related to the independent investigation; and I should note that we will incur significant expenses for professional fees in the second quarter as well. And we recorded $1 million in expenses for additional product liability insurance related to the products we acquired in December of last year.

Research and development expenses were up in the first quarter due to significant project spending on our ProSorb-D pain management product; transfer of manufacturing of our Darvon and Darvocet products from third parties to our own manufacturing facilities; and development work on line extensions for our pain management and critical care products.

Once again we will be happy to answer questions at the end of the call. Now I will turn the call back over to Fred.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Thanks, John. I would like to take a few minutes now to briefly review the information contained in the form 10-K we filed on June 15. We reported adjusted 2003 net revenues of $225 million and a net loss from operations of $21.3 million. This compared with previously reported 2003 net revenues of $282.7 million and income from operations of $69.4 million respectively. Income from operations was $48.6 million for 2002, compared with previously reported 2002 income from operations of $55.4 million.

For 2003, the adjustments from the February 5 press release resulted in reductions in net revenues and diluted earnings per share of $57.7 million and $2.35 cents respectively. The company reduced diluted earnings per share for 2002 by 15 cents.

The restatement stems from changes in two broad categories. First is a change in the accounting treatment for the productlines we acquired over the past two years. The effect of this restatement reclassifies any goodwill originally recorded to intangible assets subject to amortization expense. The impact is an increase in direct costs due to this amortization over the amount we previously reported of $6.8 million and $9.1 million respectively for 2002 and 2003.

The second group of changes relate to a change in pharmaceutical product revenue recognition, increases in our revenue reserves, impairment of certain intangible assets, and other adjustments to 2003 results. Many of these changes resulted from the special committee’s investigation, which was completed on April 27 of this year. For example, some of these adjustments relate to shipments to wholesalers that were recognized as regular sales, that should have been booked as consignment sales and not immediately recognized. The bulk of these transactions occurred very late in the third quarter of 2003 and in December of 2003. The full array of these adjustments is detailed in our 2003 Form 10-K, and our June 15 press release.

I want to emphasize today that we are taking strong action to address the problems of the past. To date, in 2004, the special committee has brought closure to their internal investigation. We have changed our company’s leadership. We have implemented new internal controls, including the reassignment of all financial controllers from operating units into the finance department, reporting directly to our company’s Chief Accounting Officer, who reports in turn to the Chief Financial Officer.

We are up-to-date on our periodic filing requirements with the SEC and NASDAQ, and we have secured financing to support our near-term operating and liquidity needs. In addition, we are selling less of our pharmaceutical products to wholesalers in order to reduce the remaining wholesaler inventory levels of those products. We are instituting an expanded contract approval process to assure that every significant contract and expenditure receives an appropriate level of oversight and approval.

We continue to work closely with our team from FTI Consulting, who provide transitional management services in the area of administration and finance. We are broadening the education of all of our company employees on our code of conduct and contracting policies, and making sure they adhere to it. In all, we are committed to following the recommendations made by the special investigation committee and the audit committee of our Board of Directors for improving controls.

As we look forward, we have two specific tasks. First, we need to manage cash flow, obviously. Second, we need to bring down the amount of our sales, general, and administrative expenses to be in line with our current revenue base and our more focused product portfolio and R&D efforts.

We are closely managing cash flow. Earlier this year, we restructured our senior debt and completed a consent solicitation relating to our senior subordinated notes. Specifically, we secured a new two-year $140 million senior credit facility and obtained waivers of all existing defaults under our notes. We believe, subject to the contingencies discussed in our 2003 10-K, that our cash flow and borrowing capacity under our new senior credit facility will be adequate to meet our needs for working capital and those anticipated capital expenditures. In addition, we are exploring the sale of certain non-revenue generating assets to supplement our cash flow.

Regarding our sales, general, and administrative expenses, significant cost-cutting initiatives are being implemented. To date, we have focused on the following steps. First, earlier this month, we restructured our pharmaceutical salesforce, returning to our original commercialization plan of focusing on hospitals and adding pain management centers to that. Second, we expect to reduce the size of our company’s global workforce. We believe this plan will be finalized in the near-term, and that we will be in a position to provide better clarity on the plan, and our progress, and

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

its implementation during our 2004 second-quarter conference call, scheduled now for late July.

This decision is not one we make lightly, and we will do everything we can to make this a smooth process for all of our employees, especially those impacted by this initiative. Our employees are our single greatest asset and represent the future of this company.

In addition to focusing on cash flow and reducing expenses overall, we are looking at inventory on a product by product and wholesaler by wholesaler basis. Going forward, we plan to provide you with consistent benchmarking information on inventory levels in the channel. Throughout the course of 2004, we have been able to successfully reduce the absolute volume of wholesaler and trade inventory.

Year-to-date through May, we have reduced our wholesaler inventory of extended units by over 50 percent. Please note that these calculations are an apples-to-apples basis, excluding our M.V.I. productline for all periods. We plan to continue reducing the absolute inventory volume to a level where wholesaler re-orders approximate product demand levels. We will continue this process throughout the remainder of 2004.

Part of my confidence rests with our new and strengthened management team. Tim Wright is the new president of the Pharmaceutical Division, and David Silver is head of Strategic Marketing, Analytics, and Planning. Greg Rayburn and Gina Gutzeit, both interim executives from FTI Consulting, have been complementing our administrative and finance teams while we reorganize and add to our management team.

Greg has already successfully guided us through the refinancing of our senior credit facilities and brought us into compliance with the terms of our senior subordinated notes. Tim Wright and David Silver are experienced in the pharmaceutical industry. All have strong backgrounds in strategic turnarounds. I believe this combination of experience, coupled with that of the president of our Development Services and R&D business, Vijay Aggarwal, myself, and the Board, will be able to continue to execute appropriate changes and return the company to normal operations by 2005.

Looking ahead, we will aggressively market our scientific, technical, and regulatory skills to other companies that seek to develop new products or line extensions of existing products or that need our knowledge of the regulatory process to assist them in the approval process for their products. We will continue to develop products and create line extensions for proprietary products that show market opportunity.

Our employees sales force will again focus on medicines sold to hospitals and pain management centers. Our intent is to market and sell our proprietary products that are not appropriate for these target customers through independent marketing partners, providing comarketing and promotion. Likewise, our employee-based salesforce will market and sell third-party products to hospitals and pain management centers. We believe this has the mutual benefit of improving sales force productivity and increasing market visibility for otherwise lightly promoted medicines.

The road ahead is not without challenges, but we have learned lessons from the past. We believe we’re taking the corrective actions necessary to reset our business model for profit and growth in the future. We believe we have emerged with a solid experienced team, the financial controls, and the strategic focus to move forward successfully. There is every reason to expect that, with the changes we have made and by adopting our refocused strategy, we can look forward to a bright future — understanding that we will learn to walk before we try to run. Thank you for your time and attention. Operator, can you open the call questions?

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

QUESTION AND ANSWER

Operator

     (OPERATOR INSTRUCTIONS) Tim Chiang with Bleichroeder.

     Tim Chiang - Natexis Bleichroeder — Analyst

     I sort of wanted to get your thoughts on timing of the rebuilding of the salesforce. Could you just remind me how many salespeople did you have out in the field? What are your plans? Are you going to pare it down to a fraction of that? I remember it was like 80 or close to 100 salespeople you had; and you’re going to basically reposition them into the hospital. Does that mean you are just going to get rid of the salesforce you have and then rehire new people altogether?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Tim, that is part of the commercialization initiative that we have already began by refocusing the sales and marketing back to the hospitals and actually adding pain centers to the list of people they call on. Let me turn that question over to Tim Wright and introduce Tim to the group. Again, Tim is President of the Pharmaceutical Division of the company and is in the process of doing the refocusing challenges. Tim.

     Tim Wright - aaiPharma Inc. — President, Pharmaceutical Products

     Good morning. Thank you. We have reduced the size of our sales and management team in the first quarter by 30 percent. We’re refocusing and retraining the existing sales and sales management team, to focus on the institutions as well as the pain centers with a portfolio of products that were acquired by Athlon in 2003.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Next question please.

Operator

     Dave Windley, Jefferies & Co.

     Dave Windley - Jefferies & Co. — Analyst

     Question on channel inventory. Fred, you said that channel inventory is down 50 percent on an apples-to-apples basis. I would think that movement of product out of the channel would then trigger a more significant reduction in the deferred revenue line on the balance sheet; and that didn’t seem to happen. Can you explain why that is?

And to Tim’s answer to the last question, was the salesforce reduction 30 percent in the first quarter, or to date? Because SG&A sure did not come down very much if you reduced it in the first quarter.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Okay. Let’s start with the first question first; then we will go to the second question, obviously, which is the 30 percent question. John.

     John Hogan - aaiPharma Inc. — CAO

     The deferred revenue on our balance sheet is at cost. So you are going to see a much smaller change in that cost as compared to the revenue that is generated on the P&L. The significant driver in the decrease of the deferred revenue was a drop in our — was the pull-through of our Brethine sales through the channel.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     The answer to the second question is, the 30 percent that you’re alluding to is to date; not for the first quarter, but to date. Next question, please.

Operator

     David Maris, Banc of America.

     David Maris - Banc of America Securities — Analyst

     Fred, when you look forward past this transition period, which you hope ends at the end of this year, can you give customers, clients, investors, some sense of what you think the run rate of the business might be at that year-end period? Also, what catalysts for growth from that base, from that reset base, would someone reasonably expect in the six-month period following that? So maybe in the next six to 12 months?

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     David, first of all, good morning. Section of all, I think trying to look forward beyond 2005 or looking into 2005 is probably inappropriate for this management team at this time. I have gotten the management team here and the entire company aligned on positioning the company for 2005 and working through the planning process to be able to answer questions such as that some time out into the future. But I think it is probably not appropriate today to do that.

We are trying to keep folks focused on the strengthening of controls. I am still building the management team. This is a work in process, and we are yet to complete it. We have just completed a significant change in our contract approval policies and procedures, and we are aggressively working with the employees through training programs to adopt those policies and procedures.

Tim’s focus right now is on rebuilding a focus to the salesforce, which differs from where it has been for the past year or year and a half or so, and again realigning that salesforce back into the hospitals. We’re looking to our traditional client base of service customers for not only support but also for product opportunities, both in and out. And those opportunities, while there are many being presented to us, have yet to be sorted through. So the drivers from the outside at least, while many, have yet to be sorted through.

Lastly, the driver I believe that people have understated for a very long time has been in fact our pipeline. If you looked at the Form 10-Q that we just recently filed, and also the clarity I believe that we will be giving on a go-forward basis in that pipeline, you’ll see that the true growth in the company will not be from acquisitions in the future. It will be from exploiting and leveraging the development talents and the pipeline, which is finally nearing completion.

So, if you recall, in my departing call back about two and a half years ago, I had said very clearly that this acquisition phase was in fact a phase that we were going through, and we were really relying on a pipeline which is still two to three years out. And fortunately, these challenges are coming at a time where our science hasn’t faulted (ph) and is still moving very aggressively toward conclusion. And conclusion is monetary return in that investment that we made over the last 10 years or so. Next question, please.

Operator

     Mike Krensavage, Raymond James.

     Mike Krensavage - Raymond James & Associates — Analyst

     What is your cash balance, working capital, and credit line availability today? Also, what is the reason for the backorder on the Roxicodone? And when would you expect to resolve that? Thanks.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Whoa, don’t go away so fast. What is back? What do you mean, backorder? Mike, where did you go? He’s gone. I didn’t hear that last (inaudible).

     Tim Wright - aaiPharma Inc. — President, Pharmaceutical Products

     It’s the backorder of Roxicodone.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Okay, okay.

     John Hogan - aaiPharma Inc. — CAO

     As far as our cash balance, we have got approximately $3 million in cash on hand today; and we have not drawn down on the revolver as of yet.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     The backorder issue on the Roxicodone, Tim?

     Tim Wright — aaiPharma Inc. — President, Pharmaceutical Products

     The backorder issue on Roxicodone is being resolved. It is a manufacturing issue, but we should have that release shortly.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Thank you. Next question, please.

Operator

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

     Elliot Wilbur, CIBC World Markets.

     Elliot Wilbur - CIBC World Markets — Analyst

     Good morning, Fred; good to hear your voice again. I got on the call a little late and may have missed this. Did you indicate when you plan on providing some sort of updated financial guidance, either revenue, EPS metrics, cash flow metrics, for the balance of the year? And Fred, at what point in time do you guys plan on maybe getting out on the road and meeting with some of your equity holders?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Let me answer your first question, and it’s almost identical to the answer I gave David just a moment ago. Our focus right now is to try to build very strong controls within the company. Part of those controls is a budgeting process, which the company is currently engaged in. That budgeting process will in turn give us a very strong indication as to where the company’s sales and marketing investments will return sales and marketing generated revenue.

We’re really not in a position right now to do that. We are trying to align the company and position it for a strong 2005. So our focus over the next six month will be to continue planning as hard as we can and try to put the milestones together necessary to assure that we are in fact in a strong position in 2005.

The reason why we’re doing this, frankly, is because one thing that comes through this entire process of rebuilding the company, and that’s — this is in fact a real business. We’ve got over a thousand very skilled people. We are dealing with hundreds of real customers. We’re providing real services and we’re developing real products, and I think those products we are glad to see are being used by people every day.

We will continue to do that and we will continue to try to re-establish controls necessary so we can properly communicate. As to the timing of those communications, we’re going to pretty much focus on internal issues probably through this year. We will begin visiting with folks more from a scientific point of view, trying to explain our scientific achievements, our pipeline, and our anxiousness to get that pipeline to the market probably sometime in the late third quarter and certainly in the fourth quarter this year. And then resume a normal investor relations schedule probably at the beginning of 2005.

But again our focus right now is really directed internally. We’ve got a lot of work to do. We are trying to make sure that our management team becomes in fact a team, that everyone plays their part, and our controls are second to none in this industry. Next question, please.

Operator

     Chris Leonard, (ph) Chesapeake Partners.

     Chris Leonard - Chesapeake Partners — Analyst

     I understated you don’t want to comment on 2005. But if we look at 2004, obviously you have some leverage ratios and coverage ratios you have to maintain under your new term loan. According to your operating budget as it stands now, do you feel that you will be in compliance with those? That is the first question.

The second question is, and I know you have talked about it a little bit in the K, but if you could just kind of review your pipeline and timing on those products that would be helpful. Thanks.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Again, let’s do the first question first in this case.

     John Hogan - aaiPharma Inc. — CAO

     The answer is yes; there’s not much more of an answer to that. Yes we will be in compliance. We believe we will be in compliance with all the covenants under the new financing arrangement.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     As far as the pipeline is concerned, I will turn that over. I think it’s better said by Vijay Aggarwal; he’s sitting here anxiously, ready to answer that question. So let me turn it over to Vijay.

     Vijay Aggarwal - aaiPharma Inc. — President, R&D

     First, it is exciting to be able to talk about the pipeline, because we really do think that is a strength of our company on a going-forward basis. We continue to make really good progress on ProSorb-D. We’re preparing a filing on ProSorb-D, which we think it’s going to be a very important product for our company going forward.

We previously talked about innovations on the propoxyphene molecule, both in the Darvon and Darvocet family. We’re

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

continuing to make good progress on several really important line extensions that will provide improved patient compliance for both of those products. We also actually have prototypes on stability (ph) today, and we are in a good position to make filings on those products as well.

Additionally, we have a number of projects that are in earlier stages of development. We don’t have a particular product name assigned to them yet. But again as Fred indicated in the Q, we have detailed that information; and in subsequent months over the rest of 2004 we will be in a position to provide greater clarity on specific milestones and the specifics of each of those development programs.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I remember in one of the very, very, late last conference calls that I attended at least, back about two years ago, 2 1/2 years ago, we talked about a goal. We had not yet really decided how we were going to get there, but a goal of reducing the amount of norpropoxyphene, which is a toxic impurity or a toxic metabolite that limits the amount of propoxyphene one can take per day.

As you know, Darvon and Darvocet are both are taken up to six times a day; and our goal was — when you take a tablet up to six times a day, there tends to be a patient compliance issue. We felt when we bought the productline that improving patient compliance would be relatively simple by making a sustained release product. It turned out to be a little bit more difficult that we thought.

We have accomplished that at this point; and even more importantly we’ve had been able to make the Darvon, the propoxyphene, in both Darvon and Darvocet super-bioavailable, which means you can take less drug and get the same effect. And more importantly, I think we are looking at levels of significance in the reduction of norpropoxyphene that circulates.

So, overall, our guess right now is that this will be a major line extension. Not a simple line extension by no means, but a major line extension for the product. But again that is more in the 2005 time frame and the reason why Tim and his folks are here and have adequate time to prepare to market for these market entries, along with the ProSorb-D. Next question, please.

Operator

     Don Ellis, Thomas Weisel Partners.

     Don Ellis - Thomas Weisel Partners — Analyst

     Thanks; actually my questions have been asked and answered, but let me just expand on one thing. You mentioned that the inventory levels have declined about 50 percent this year. Can you give us a little more color on that? Are you saying that the level of inventory in the channel today is basically half of what it was six months ago?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Yes, recognizing the fact that we have taken M.V.I. out of the calculation because we no longer own it. Okay? I will turn it over to Tim to give you more color on the statement that we made.

     Tim Wright - aaiPharma Inc. — President, Pharmaceutical Products

     We have developed an integrated forecast model that starts with the products that were acquired by AAI. It tracks a demand on a total RX extended unit basis for retail and nonretail extended units. It also tracks aaiPharma shipments into the wholesaler and other outlets, and reconciles the wholesaler inventories by month, and projects that on a going-forward basis. So when we talk about extended units we’re talking about tablets, capsules, amps, vials, ml’s of an oral liquid.

So we use a consistent measure across all families. So the Darvon Darvocet family includes all of the propoxyphene products sold by AAI. So for example, net inventory year-to-date over December ‘03 is down by about 55 percent. We will continue to monitor and draw down the inventory levels until we reach a point where we’re satisfied that we have enough safety stock inventory in the wholesale and distribution system. Okay?

We’re continuing to focus on the demand side of this as well, through the refocus of our commercial efforts as well.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Thanks. Next question, please.

Operator

     Mohsin Gadit, RBC Capital Markets.

     Mohsin Gadit - RBC Capital Markets — Analyst

     Two quick questions. Can you tell me what percentage of your SG&A is broken between fixed versus variable costs? Secondly if

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

you were to divest a productline, can you elaborate on which one you would think about doing?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I think you’re asking a detail level that I don’t have in front of me. I am looking around the table and I’m getting a lot of people shaking their heads. Do you have that number? We don’t have it. But we can call you back and give you that information. I don’t think that is anything that is terribly exciting to give. What was the second question?

     Mohsin Gadit - RBC Capital Markets — Analyst

     Divesting productlines?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I don’t think we have any interest or we’re not planning at this time to do divest a productline. Again, we’re trying to stay focused on a very important set of topics, strengthening the controls in the company, building that management team, making sure that the company is ready for a strong 2005 in a variety of ways.

One of those ways is to assure that we have liquidity in place that can support the growth that we’re anticipating in 2005 to again, support a business that’s been here for over 25 years. So that is about it. I don’t think there’s any intention right now of divesting anything. Next question, please.

Operator

     Ammon Adams, CRT Capital Markets.

     Ammon Adams - CRT Capital Markets — Analyst

     Just had a couple of quick questions regarding the non-revenue generating assets that you were considering divesting. I was wondering if you could give us an estimate of proceeds.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I think at this point that would be premature, and I think it would probably be inappropriate, so I prefer not to get into the level of detail on this call. Do you have another question?

Operator

     (indiscernible) Brothers Wade Dow (ph) .

Unidentified Speaker

     After you receive the accelerated payment relating to product development, what do you think your future product development is going to look like on your income statement?

     Vijay Aggarwal - aaiPharma Inc. — President, R&D

     We’ve got a number of things that we’re working on right now in discovery. We can’t give specific guidance on particular breakouts of that. Be assured that our research and development program generates products for our own benefit, but also generates licensing and royalty (multiple speakers).

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Over the last several years, we have been able to generate between 15 and $20 million per year over the last several years in research and development revenues that were generated primarily by royalties and associated fees with those royalties. But on a go-forward basis, that is dependent upon contracts; and I would rather not comment on guidance at this point. Next question, please.

Operator

     Dave Windley, Jefferies & Co.

     Dave Windley - Jefferies & Co. — Analyst

     I’m going to ask a three-parter before the operator cuts me off.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     In which case, go slow.

     Dave Windley - Jefferies & Co. — Analyst

     The first one is, could you define in the context of the inventory in the channel, could you define net inventory? Is that taking into

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

account reserves that you have established for over larger inventory levels in the channel?

Second question is, how much revenue was recognized in the first quarter for M.V.I.?

The third question is, with AR at zero at the end of the quarter, and with current liabilities having moved up some $28 million helping cash flow from operations in the quarter, Fred, you have talked about managing liquidity. Do you have near-term liquidity issues even though you have refinanced and established some line availability? If those operating cash flow numbers work to reverse themselves, it would seem to throw you in a pretty serious negative cash position, just looking at the end of the first quarter.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     First of all, let me answer the simple one first, which is revenue numbers for M.V.I. We don’t have those revenue numbers here for M.V.I., and we probably are looking at somewhere around $5-ish million, but don’t hold me to that. Because again that is a memory number as opposed to a number written on a piece of paper. So let’s get that one out of the way.

The number two issue, let me go to your third point; and let me make a point very, very clear. The company right now is managing its cash flow very carefully. We in the first quarter of the year and through last year built up a considerable expense in sales, general, and administrative areas of the company that are simply not able to be absorbed by the company’s revenue this year. And those expenses are and have been reduced. But, while they were still in place, they obviously generate strain on our cash flows.

So, I just want to make it very clear to everybody listening that we are very careful with the cash flow. We’re taking liquidity very seriously, and we’re working very hard to keep that cash flow in balance with our revenue and our availability.

     Can I guarantee you we’re not going to have problems? If I can guarantee you we’re not going to have problems throughout 2004, I wouldn’t be sitting in this chair. So I can assure you that we have challenges ahead of us. We’re not out of this by any means. I don’t want to give anyone the situation of total comfort here. I have got a lot of work to do with this team. Our team knows what we have to do.

     I am assured that because we are in fact a real business generating real cash flow in real dollars — and had it not been for the fact that we had multiple sources of revenue, this might be a different call altogether. So I’m very, very pleased with the response that we have had thus far.

     The rest of it you can look in the 10-K for 2003 and look at our warnings on cash flow and liquidity and that should give you a feeling of where we are. Other than that, I am confident we will get past this and we will come out positioned properly for 2005 with stronger controls and a real business. Next question, please.

Operator

     Jeff Miluski (ph), Tribeca Investments.

     Jeff Miluski - Tribeca Investments — Analyst

     I was just curious. Going through the credit facility, you have some EBITDA coverage ratios, that kind of imply a $50 million run rate. Looking at the first quarter numbers, I was just kind of trying to figure out how you would bridge that gap.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I believe it is not quite $50 million.

     Jeff Miluski - Tribeca Investments — Analyst

     Well, 2.4 on 125 credit facility kind of gets you there, right?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     The fact —.

     John Hogan - aaiPharma Inc. — CAO

     In the credit facility there’s no EBITDA covenants for Q1 and Q2.

     Jeff Miluski - Tribeca Investments — Analyst

     But Q3 there is. So if I back through, I am flat now, pretty much flat in Q4, and now I have Q2 and Q3.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     The Q3 barrier or the Q3 issues are quite manageable. They were designed to be quite manageable. I think the structure that Greg Rayburn and his team from FTI put together is very reasonable and should allow us to continue to grow to some extent and to operate

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

within those boundaries. So that is not one of the major challenges right now.

The major challenge right now is to make sure the company’s positioned properly going into 2005 and that our management team can go back and refocus on just running a business. After 20 — I have run businesses up till I guess 2, 2 and a half years ago. So I had 22 years running this place; and over those 22 years, as you can imagine, from a startup organization, from a kitchen in my house, to a company with 13, 1400 people, we have gone through ups and downs in that period of time not dissimilar to what we’re going through right now.

But what we emerge with at the end of the day is what we’ve got here, which is a real business. I’m very proud of the fact that this real business was able to withstand the last couple of years of challenges. I think we are there. We have got some work to do for the rest of the year, but I think it is a work in-process. But we are basically there. Next question, please.

Operator

     Mike Krensavage.

     Mike Krensavage - Raymond James & Associates — Analyst

     Can I get an idea of the liquidity?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Can I ask you to go slow?

     Mike Krensavage - Raymond James & Associates — Analyst

     Yes. As far as the liquidity, I understand you have drawn down all of the $125 million term loan. So you have $3 million of cash and I believe $15 million under the revolver. So is it correct that your cash and then the cash that you could tap is $18 million?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Yes, we have roughly $3 million in the bank and roughly $15 million in revolver; and then there is obviously cash flow from operations.

     Mike Krensavage - Raymond James & Associates — Analyst

     Thank you.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Thank you. Next question, please.

Operator

     Ray Garson, UBS.

     Ray Garson - UBS — Analyst

     I just wanted to follow-up. With respect to the AR position, obviously zero at the end of the March quarter. Did you start to rebuild the AR investment in the second quarter? And when will that normalize?

Just with respect to the M.V.I. escrow, can you give us an update in terms of when you think those funds may or may not be released? And then is CAPEX that is in the first quarter representative of a run rate? Thank you.

     John Hogan - aaiPharma Inc. — CAO

     As we said before we’re not really looking to give any guidance on P&L or cash flow at this point.

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     As far as what we’re expecting back from M.V.I., we have just assumed that it is — we have reserved the whole thing, so we’re not really concerned about it.

     Ray Garson - UBS — Analyst

     So, there is going to be some normal investment of AR in the business; and at this point you are just not willing to give us any kind of visibility around that or where that is — because you gave us a cash balance. But what I am trying to understand is, did you start to rebuild the AR in the second quarter?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

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AAIIE — Q1 2004 aaiPharma Earnings Conference Call

     I think you will see a return to — the answer is yes. We are returning — you figure we will return to a normal AR position by the end of the year. So it’s building and it is building slowly. Now, keep in mind the AR position includes a very large negative reserve. So there is still cash coming through the company. All right?

There is $48 million in reserves, okay, in that AR, which creates the situation where AR looks lower than it is. Okay? So keep that in mind. There is a $48 million reserve built into that. Next question, please.

Operator

     Miles Highsmith, Wachovia Securities.

     Miles Highsmith - Wachovia Securities — Analyst

     I’m not going to hold you to that $5 million number for M.V.I., but that was my question also. I guess I kind of had by my estimates an EBITDA number for M.V.I. in the roughly 11 to $12 million type range. That would kind of imply a 60 percent EBITDA margin. Does that sound right to you?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Again, we are back to guidance. Yes, you are more or less — yes, okay? But more importantly the M.V.I. number I now have is 5.155. Our memory is not that bad. So 5.155 for the first quarter. Next question, please.

Operator

     David Maris, Banc of America.

     David Maris - Banc of America Securities — Analyst

     Just a question — I don’t know if you can address this, but Mylan recently settled with KUDCO; it was announced today. How is that progressing? Any sort of time frame on that?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     I think we have to refer back to the SEC documents again. That is an ongoing litigation, and we are defending our patent rights aggressively as we should. We have very little that we can say within our own corporate policies about ongoing litigation. So I am very sorry, David, but I really can’t comment on that at all.

     David Maris - Banc of America Securities — Analyst

     A different way to take a stab at it, has anything changed during this interim period that you’re kind of in the bunker? Has anything changed to the positive or negative?

     Fred Sancilio - aaiPharma Inc. — Chairman and CEO

     Let me try to give you a global answer. What my general policy was during this restructuring process, and trying very hard to keep a small management team focused on the challenges that were created in 2003 and 2004, and allow the rest of the organization, including the R&D, especially the R&D organization, and the legal people were kept very, very separate and continued to march on with their programs.

So, we have done — and you will see this over the next several months. We have compartmentalized the challenges and tried to have them totally isolated and separated from the actual running of the business, so the business can continue to run in an efficient way. It is really important for us at this point to execute perfectly on our strategy of having not only one place to get revenue — most of the companies in our position only have pharmaceutical revenues that they have to live off of. So, if they have gotten into a situation where pharmaceutical revenues for one reason or another, like generic competition or pipeline issues, become a problem, then that is their only source of revenue.

Fortunately we can turn the spigot on, with the development services side of the business and the R&D side of the business, to offset anything that may happen or most things that happen on the other side of the business. So the business model, which was designed as a private company some 15, 20 years ago, to take care of these kind of liquidity needs is working. I really am pleased with the way management has been able to handle that. Thanks for the question, though, David.

And with that last question, I would like to give a few concluding remarks. Operator, if I may. I would like to close this call by reiterating that the road ahead is not without challenges. We have learned lessons from the past. We believe we’re taking the corrective actions necessary to reset our business model for the future.

We believe we have emerged with a solid experienced team. The financial controls and the strategic focus are moving where we would like them to move. I believe we will successfully achieve those goals. There is every reason to expect and believe that with the changes in place, coupled with the adoption of our refocused

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FINAL TRANSCRIPT

AAIIE — Q1 2004 aaiPharma Earnings Conference Call

strategy, we can look forward to a bright future in 2005. I thank you very, very much for your time and attention. Have a great day.

Operator

     That concludes today’s conference call. Thank you for your participation. Have a good day.

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